      Registration No. 333-
As filed with the Securities and Exchange Commission on April 9,
1997
-------------------------------------------------------------------

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
-----------------------------

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
------------------------------

MEDICAL RESOURCES, INC.

           Delaware                              13-3584552
(State or other jurisdiction                     (I.R.S. Employer
of incorporation or organization)                Identification Number)


                           155 State Street,
                     Hackensack, New Jersey 07601
                            (201) 488-6230

      (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          William D. Farrell
                 President and Chief Operating Officer
                           155 State Street,
                     Hackensack, New Jersey 07601
                            (201) 488-6230

      (Address, including zip code and telephone number, including area code, of agent for service)
                --------------------------------------
                     Copies of communications to:

                        STEPHEN M. DAVIS, ESQ.
                          Werbel & Carnelutti
                      A Professional Corporation
                           711 Fifth Avenue
                       New York, New York 10022
                            (212) 832-8300


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

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

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x /

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
 /  /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

      Pursuant to Rule 429 under the Securities Act, the form of Prospectus included herein also relates to the securities registered under the Registrant's Registration Statement on Form S-2 (file No. 333-4056) declared effective on April 29, 1996, is intended for use therewith, and constitutes a post-effective amendment thereto.



CALCULATION OF REGISTRATION FEE

Title of Each Class
 of Securities                   Common Stock,
to be Registered                 $.01 par value

Amount to be
Registered (1)                   3,528,550

Proposed Maximum
Offering Price
Per Unit (2)                     $10.63

Proposed Maximum
Aggregate Offering
Price (2)                        $37,508,487

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

Amount of
Registration
Fee (1)(2)                       $4,374


(1) 3,180,425 shares of the Registrant's Common Stock being registered hereby have previously been registered on a Registration Statement on Form S-2 declared effective on April 29, 1996 (File
No. 333-4056) and a registration fee of $6,992 was paid in connection therewith.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities
Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION DATED APRIL 9, 1997

Prospectus   3,528,550 Shares

MEDICAL RESOURCES, INC.

Common Stock
($.01 Par Value)

      The shares offered hereby (the "Shares") consist of 3,528,550 shares of common stock, par value $.01 per share (the "Common Stock"), of Medical Resources, Inc., a Delaware corporation (the "Company"). The Shares may be offered from time to time by certain stockholders (the "Selling Stockholders") identified herein. See "Selling Stockholders." The Company will not receive any part of the proceeds from the sales of the Shares. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

      The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the National Association of Securities Dealers Automated Quotation (NASDAQ) System at the market price then prevailing or at prices related to prevailing prices, although sales may also be made in negotiated transactions at negotiated prices or otherwise. See "Plan of Distribution."

      The Company's Common Stock is traded and quoted on the Nasdaq National Market under the symbol MRII. On March 31, 1997, the closing sale price of the Common Stock was $10.88 per share.

THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 5-12.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is April   , 1997
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

           No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein and, if given or made, such information must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.


AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements filed by the Company may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

           The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington D.C. upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission as described above.

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      The Company's securities are quoted on the Nasdaq National
Market. Reports and other information about the Company may be inspected at the offices maintained by the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

(a) The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996 which contains consolidated financial statements of the Company and certain other information regarding the Company.

(b)   The Company's Current Reports on Form 8-K dated February 5,
1997 and March 4, 1997.

(c) The Company's Registration Statement on Form 10 filed under the Exchange Act, File No. 0-20440, which contains a description of the Company's Common Stock.

(d)   The description of certain rights attaching to the Common
Stock to purchase Series C Junior Participating Preferred Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on September 13, 1996.

(e) All other reports pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended
December 31, 1996.

           Each document filed subsequent to the date of this Prospectus by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to: Investor Relations, Medical Resources, Inc., 155 State Street, Hackensack, New Jersey, 07601, telephone number: 201/488-6230.

THE COMPANY

           The Company specializes in the operation, management and acquisition of diagnostic imaging centers. The Company currently operates 53 outpatient diagnostic imaging centers located in the Northeast (29), Florida (15), the Chicago area (6) and California
(3), and provides network management services to managed care organizations. The Company is rapidly growing and has increased the number of diagnostic imaging centers it operates from 11 at December 31, 1995 to 53 at March 31, 1997 through acquisitions, including 18 imaging centers resulting from the Company's acquisition on August 30, 1996 of NMR of America, Inc.. In addition, through the Per Diem and Travel Nursing divisions of its wholly-owned subsidiary, StarMed Staffing, Inc. ("StarMed"), the Company provides temporary healthcare staffing to acute and sub-acute care facilities nationwide.

           The Company's diagnostic imaging centers provide diagnostic imaging services to patients referred by physicians in a comfortable, service-oriented environment located in an outpatient setting. At each of its centers, the Company provides management, administrative, marketing and technical services, as well as equipment and facilities, to physicians who interpret scans performed on patients. Medical services are provided by board-certified interpreting physicians, generally radiologists, with whom the Company typically enters into contracts. Of the Company's 53 centers, 52 provide magnetic resonance imaging, which accounts for a majority of the Company's imaging revenues. Many of the Company's centers also provide some or all of the following services:
computerized tomography, ultrasound, nuclear medicine, general radiology and fluoroscopy and mammography.

           The Company was incorporated in Delaware in August 1990 and has its principal executive offices at 155 State Street, Hackensack, New Jersey 07601 (telephone no.: (201) 488-6230).
Prior to the Company's incorporation, the Company's operations, which commenced in 1979, were conducted by subsidiary corporations.
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RISK FACTORS


           In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should carefully consider the following matters in evaluating the Company and its business before purchasing the shares of Common
Stock offered hereby.

Acquisition Strategy; Management of Growth

           One of the Company's key objectives is to continue to acquire diagnostic imaging centers and temporary healthcare staffing businesses and integrate them into the Company's operations. Successfully accomplishing this goal depends upon a number of factors, including the Company's ability to find suitable acquisition candidates, negotiate acquisitions on acceptable terms, obtain necessary financing on acceptable terms, retain key personnel of the acquired entities, hire and train other competent managers, and effectively and profitably integrate the operations of the acquired businesses into the Company's existing operations. The process of integrating acquired businesses may require a significant amount of resources and management attention which will temporarily detract from attention to the day-to-day business of the Company and may be prolonged due to unforeseen circumstances. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and controls, and to attract, retain, motivate and manage employees effectively. The failure of the Company to manage growth in its business effectively would have a material adverse effect on its results of operations. Future acquisitions may be financed through the incurrence of additional indebtedness or the issuance of equity securities. The issuance by the Company of additional Common Stock in connection with acquisitions could be dilutive to Company stockholders. Competition for suitable acquisition candidates is expected to be intense and, in addition to local hospital and physician groups, to include regional and national diagnostic imaging service companies, regional and national staffing companies and other medical services companies, many of which have greater financial resources than the Company. The Company may also pursue the development of new centers. New centers may incur significant operating losses during their development stages, and could materially adversely affect the Company's operating results and financial condition.

Limitations and Delays in Reimbursement

           Third-party payors, including Medicare, Medicaid, managed care/HMO providers and certain commercial payors have taken extensive steps to contain or reduce the costs of healthcare. In certain areas, the payors are subject to regulations which limit the amount of payments. Discussions within the Federal government regarding national healthcare reform are emphasizing containment of healthcare costs. In addition, certain managed care organizations have negotiated capitated payment arrangements for imaging services. Under capitation, diagnostic imaging service providers are compensated using a fixed rate per member of the managed care organization regardless of the total cost, including the number of procedures performed, of rendering diagnostic services to the members. Services provided under these contracts are expected to become an increasingly significant part of the Company's business.
The inability of the Company to properly manage the administration of capitated contracts could materially adversely effect the Company. Although patients are ultimately responsible for payment for services rendered, substantially all of the Company's imaging centers' revenues are derived from third-party payors. Successful reduction of reimbursement amounts and rates, changes in services covered, delays or denials of reimbursement claims, negotiated or discounted pricing and other similar measures could materially adversely affect the Company's respective imaging centers' revenues, profitability and cash flow.

           The Company's management believes that reimbursement rates will continue to decline due to factors such as the expansion of managed care providers and continued national healthcare reform efforts. The Company enters into contractual arrangements with managed care organizations which, due to the size of their membership, are able to command reduced rates for services. These agreements are expected to increase the number of procedures performed due to the additional referrals from these managed care arrangements. However, there can be no assurance that the increased volume of procedures associated with these contractual arrangements will offset the reduction in reimbursement rate per procedure.

           In addition, a significant percentage of the Company's net service revenues from imaging centers are derived through physicians providing imaging services to patients involved in personal injury claims. Receivables relating to personal injury claims require more extensive documentation than other procedures.
In addition, those individuals with obligations to the Company in excess of insurance coverage or those who do not have insurance coverage tend to delay payment until legal claims are resolved, which may result in significant collection delays. Due to the greater complexity in processing receivables relating to personal injury claims, as well as increased information requirements from third-party payors, such receivables typically require a longer period of time to collect compared to other receivables and, in the experience of the Company, incur a higher bad debt expense. The
Company believes that providing imaging services to patients involved in personal injury claims is an attractive revenue source because of the higher reimbursement rates typically realized in such cases as compared to payors such as Medicare, Medicaid and managed care providers. Therefore, the Company expects new centers which it has recently acquired and centers which it may acquire in the future to actively target such personal injury cases, which may increase such centers' bad debt expense levels. Significant delays in the collection or the inability to collect receivables relating to personal injury claims could have an adverse effect on the Company's diagnostic imaging operations.

Restrictions Imposed by Government Regulation

           The healthcare industry is highly regulated. The ownership, construction, operation, expansion and acquisition of outpatient diagnostic imaging centers are subject to various federal and state laws, regulations and approvals concerning such matters as physician referrals, licensing of facilities and personnel, and Certificates of Need and other required certificates for certain types of healthcare facilities and major medical equipment. Among other penalties, violations of these laws can result in the shutdown of a company's facilities and loss of Medicare and Medicaid reimbursement. The Federal Anti-Kickback Act of 1977, as amended (the "Anti-Kickback Act") prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring Medicare or Medicaid patients or purchasing, leasing, ordering or arranging for any item or service that is covered by Medicare or Medicaid. The law provides several penalties for engaging in prohibited acts, including criminal sanctions and exclusion from the Medicare and Medicaid programs. Although the Company does not believe that it is operating in violation of this law, the scope of the law remains somewhat unclear and there is no assurance that the Company would prevail in its position. In addition, in 1991 and subsequently, the Office of the Inspector General of the Department of Health and Human Services promulgated "safe harbor" regulations specifying activities that will be protected from criminal and civil investigation and prosecution under the Anti-Kickback Act. The Office of the Inspector General has stated that failure to satisfy the conditions of an applicable "safe harbor" does not necessarily indicate that the arrangement in question violates the Anti-Kickback Act, but means that the arrangement is not among those that the "safe harbor" regulations protect from criminal and civil investigation and prosecution under that law. The finding of a violation must still be determined based upon the precise language of the Anti-Kickback Act.

           The Federal Omnibus Budget Reconciliation Act of 1989, as amended by the Federal Omnibus Budget Reconciliation Act of 1993 contains provisions that, unless an exception applies, restrict physicians from making referrals to, among others, providers of MR and other radiological services for services to be rendered to Medicare or Medicaid patients in which the physicians have a "financial relationship" or an ownership interest or with which they have a compensation arrangement (the so-called "Stark Law").
The Stark Law provides exceptions for certain types of employment and contractual relationships. The Company believes that it is in compliance with the Stark Law, but there is no assurance that the Company will prevail in its position if challenged.

           The State of Florida also enacted in 1992 an anti-kickback statute substantially similar in scope to the Anti-Kickback Act. Although the Company does not believe that it is operating in violation of this law, as with its Federal counterpart, the scope of the Florida law remains unclear and there is no assurance that the Company would prevail in its position.

           The States of Florida, Illinois, New Jersey, New York, Maryland and Pennsylvania in which the Company currently operates centers have enacted laws that restrict or prohibit physicians from referring patients to healthcare facilities in which such physicians have a financial interest. Although the Company does not believe that these laws will have a material adverse effect on its operations in these states, there is no assurance that these laws will not be interpreted or applied in such a way as to create such a material adverse effect, or that these states, or other states in which the Company does business, will not adopt similar or more restrictive laws or regulations that could have such a material adverse effect.

           All states where the Company has imaging centers have enacted Certificate of Need laws to facilitate healthcare planning by placing limitations on the purchase of certain major medical equipment and certain other capital expenditures. These statutes, together with their implementing regulations, could limit the Company's ability to acquire new imaging equipment or expand or replace its equipment at existing centers, and no assurances can be given that the required regulatory approvals for any future acquisitions, expansions or replacements will be granted to the Company.

           The Company continues to review all aspects of its operations and believes that it complies in all material respects with applicable provisions of the Anti-Kickback Act, the Stark Law and applicable state laws governing fraud and abuse as well as licensing and certification, although because of the broad and sometimes vague nature of these laws and requirements, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these regulatory provisions.

  Further, there can be no assurance that new laws or regulations will not be enacted, or existing laws or regulations interpreted or applied in the future in such a way as to have a material adverse impact on the Company, or that Federal or state governments will not impose additional restrictions upon all or a portion of the Company's activities, which might adversely affect the Company's business.
Significant Long-Term Debt, Including Capitalized Lease Obligations

           The Company has significant outstanding debt, including capitalized lease obligations relating to equipment at its centers. The Company has financed the acquisition of substantially all of the diagnostic imaging equipment used at its centers (typically with terms ranging from five to seven years) from lenders and lessors, with the equipment and other assets serving as collateral for the loans. A significant portion of the of the Company's assets have been pledged as collateral for its capitalized lease obligations, as well as other indebtedness. In certain cases, the center leasing the equipment and the subsidiary which operates the center are the only obligors under the capitalized leases. A default under an equipment lease or certain other indebtedness of the Company could materially adversely affect the operations of the Company. See "Recent Developments."

Competition; Reliance on Referrals

           The outpatient diagnostic imaging industry is highly competitive. Competition focuses primarily on attracting physician referrals, including referrals through relationships with managed care organizations, at the local market level. The Company believes that principal competitors in each of its markets are hospitals and independent or management company owned imaging centers, some of which are owned with physician investors. Some of these competitors have greater financial and other resources than the Company. Principal competitive factors include facility location, type and quality of equipment, quality and timeliness of test results, ability to develop and maintain relationships with referring physicians, convenience of scheduling and availability of patient appointment times and the pricing of services. Competition for physician referrals can also be affected by the ownership or affiliation of competing centers or hospitals, with certain of the Company's competitors having historically derived a significant portion of their revenues from referrals by physicians who are also investors and have a financial interest in, or are otherwise affiliated with, the competing center or hospital. In addition, managed care has affected the availability of referrals by approving only a certain number of centers in a given geographic region.

           The temporary healthcare staffing business is also very competitive. StarMed competes for clients' business with other providers of travel nurse temporary staffing and with other staffing companies that provide per diem staffing services.
StarMed also competes for the limited number of available qualified staff. StarMed competes with several companies which are larger and may possess greater financial and other resources.

Potential Adverse Effect of Restrictions on Unlicensed Practice of
Medicine

           Diagnostic imaging centers are subject to laws prohibiting the practice of medicine by non-physicians and the rebate or division of fees between physicians and non-physicians. Professional radiology services are performed at the Company's centers by licensed physicians under contract with a medical professional corporation, while the Company provides the imaging equipment, technical employees and administrative functions. Although the Company believes that it is in compliance with relevant existing laws, there can be no assurance that state authorities or others may not challenge this structure as involving the Company in the unlawful practice of medicine.

Dependence on Qualified Interpreting Physicians

           The Company's strategy of maintaining the high quality of its services is dependent upon its ability to obtain and maintain arrangements with qualified interpreting physicians at each of its centers. No assurance can be given that the Company's contractual arrangements with interpreting physician groups at each of the Company's centers can be maintained on terms advantageous to the Company. No assurance can be given that the interpreting physicians with whom the Company has contracts will perform satisfactorily or continue to practice in the markets served by its imaging centers. In addition, with respect to the development of new centers, there can be no assurance that arrangements can be entered into with interpreting physicians on acceptable terms or that such physicians will be successful in such centers. The Company's success is significantly dependent on the ability of these physicians to attract patient referrals, thereby enabling the Company's centers to operate profitably. The inability of these physicians to attract sufficient referrals could have a material adverse effect on the Company's financial condition and operating results.

Technological Obsolescence

           There have been rapid technological advancements made in the software and, to a lesser extent, hardware in the diagnostic imaging industry. Although the Company believes that its equipment can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make existing equipment technologically or economically obsolete. If such obsolescence were to occur, the Company may be compelled to acquire new equipment, which could have a material adverse effect on its financial condition, results from operations and cash flow. In addition, certain of the Company's centers compete against local centers which contain more advanced imaging equipment or provide additional modalities.

Liability Claims and Insurance

           Although the Company provides administrative and technical services and is not engaged in the practice of medicine, the diagnostic imaging and temporary staffing businesses entail the risk of professional liability claims. The Company's exposure to such liability is reduced for its imaging centers because interpreting physicians are required to carry their own medical malpractice insurance. Similarly, the Company's nursing personnel perform services in accordance with treatments prescribed by third-party physicians or under hospital supervision.
Nevertheless, the Company maintains general liability insurance and professional liability insurance for both its diagnostic imaging business and its temporary staffing business in amounts deemed adequate by management of the Company. There can be no assurance, however, that potential claims will not exceed the coverage limits or that, in the future, such insurance will be available.

Losses from Certain Centers

           Certain centers of which the Company has acquired since January 1996 have generated losses. With respect to these centers, the Company has advanced, and, in most circumstances, will continue to advance, working capital to fund the operations of such centers. The Company cannot determine if or when such centers will become profitable, or if or when these advances will be repaid. In the event that the Company determines to close any such center, the Company would expect to incur a loss in connection with such closure.

Absence of Dividends

           The Company has never paid cash dividends and has no present plans to pay cash dividends to its stockholders and, for the foreseeable future, intends to retain all of its earnings, if any, for use in its business.

           The declaration of any future dividends by the Company is within the discretion of its Board of Directors and will be dependent on the earnings, financial condition and capital requirements of the Company, as well as any other factors deemed relevant by its Board of Directors.
Certain Anti-Takeover Measures

           Certain provisions of the Company's Certificate of Incorporation, as well as Delaware corporate law and the Company's Stockholder Rights Plan (the "Rights Plan"), may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. Such provisions also may adversely affect prevailing market prices for the Common Stock. Certain of such provisions allow the

Company's Board of Directors to issue, without additional stockholder approval, preferred stock having rights senior to those of the Common Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed matter. In September 1996, the Company adopted the Rights Plan, pursuant to which holders of the Common Stock received a distribution of rights to purchase additional shares of Common Stock, which rights become exercisable upon the occurrence of certain events.

Volatility of Stock Price

           The market price of the Common Stock has been and may continue to be volatile. Recently, the stock market in general and the shares of healthcare and diagnostic imaging services companies in particular have experienced significant price fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Common Stock. Factors such as quarterly fluctuations in results of operations, the timing and terms of future acquisitions and general conditions in the healthcare industry may have a significant impact on the market price of the Common Stock.


Sales by Selling Stockholders

           All of the Shares being offered hereby are offered solely by the Selling Stockholders who are not restricted as to the prices at which they may sell the Shares. Shares sold below the then current level at which the shares of Common Stock are trading may adversely affect the market price of the Common Stock.

RECENT DEVELOPMENTS

           On January 16, 1997, the Company, through its indirect wholly-owned subsidiary, Melbourne Resources, Inc. ("Melbourne Sub"), consummated the acquisition (the "Melbourne Acquisition") of the diagnostic imaging business assets of Melbourne Neurologic, P.A. ("Melbourne Seller") consisting primarily of one diagnostic imaging center located in Melbourne, Florida. The Melbourne Acquisition was consummated pursuant to an Asset Purchase Agreement (the "Melbourne Agreement") dated as of January 16, 1997, by and among the Company, Melbourne Sub, Melbourne Seller, Thomas G. Hoffman, Scott L. Gold and Eugene M. Shephard. Pursuant to the Melbourne Agreement, Melbourne Sub acquired substantially all of the diagnostic imaging business assets of Melbourne Seller for $1,125,000 in cash.

           On January 27, 1997, the Company, through its indirect wholly-owned subsidiaries, San Clemente Resources, Inc. and Long Beach Resources, Inc. (collectively, "San Clemente Subs"), consummated the acquisition (the "San Clemente Acquisition") of the business assets of Dedicated Medical Imaging, San Clemente, Inc., and Long Beach Radiology Center, Ltd. (collectively, "San Clemente Sellers"), consisting primarily of one diagnostic imaging center located in San Clemente, California and one diagnostic imaging center located in Long Beach, California. The San Clemente Acquisition was consummated pursuant to an Asset Purchase Agreement (the "San Clemente Agreement") dated as of January 27, 1997, by and among the Company, San Clemente Subs, San Clemente Sellers and Mr. Joseph Payne. Pursuant to the San Clemente Agreement, San Clemente Subs acquired substantially all of the business assets of San Clemente Sellers for $1,030,000 in cash.

           On February 28, 1997, the Company, through its indirect wholly-owned subsidiary, Jacksonville Resources, Inc. ("Jacksonville Sub"), consummated the acquisition (the "Jacksonville Acquisition") of the business assets of The MRI Center of Jacksonville Inc. ("Jacksonville Seller") consisting primarily of one diagnostic imaging center located in Jacksonville, Florida. The Jacksonville Acquisition was consummated pursuant to an Asset Purchase Agreement (the "Jacksonville Agreement") dated as of January 31, 1997, by and among the Company, Jacksonville Sub, Jacksonville Seller and Francis D. Hussey. Pursuant to the Jacksonville Agreement, Jacksonville Sub acquired substantially all of the business assets of Jacksonville Seller for 215,000 shares of Common Stock.

           On March 10, 1997, the Company, through its indirect wholly-owned subsidiary, West Palm Beach Resources, Inc. ("West
Palm Beach Sub"), consummated the acquisition (the "West Palm Beach Acquisition") of the business assets of The Magnet of Palm Beach, Ltd. ("West Palm Beach Seller") consisting primarily of one diagnostic imaging center located in West Palm Beach, Florida.

           The West Palm Beach Acquisition was consummated pursuant to an Asset Purchase Agreement (the "West Palm Beach Agreement") dated as of March 10, 1997, by and among the Company, West Palm Beach Sub, West Palm Beach Seller and MRI of Palm Beach, Inc. Pursuant to the West Palm Beach Agreement, West Palm Beach Sub acquired substantially all of the business assets of West Palm Beach Seller for $2,000,000 in cash and 56,670 shares of Common Stock.

           On March 10, 1997, the Company consummated the acquisition (the "ADI Acquisition") of the capital stock of Advance Diagnostic Imaging, Inc. ("ADI Seller"). The business assets of ADI Seller consist of ownership interests in nine diagnostic imaging centers located in New Jersey (6) and Massachusetts (3). The ADI Acquisition was consummated pursuant to a Stock Purchase Agreement (the "ADI Agreement") dated as of February 27, 1997, by and among the Company, ADI Seller, Drew M. Netter and William Lehn. Pursuant to the ADI Agreement, the Company acquired all of the issued and outstanding capital stock of ADI Seller for $6,637,344 in cash, an $825,000 deferred payment and $3,200,000 payable in connection with the assumption of certain long-term indebtedness. Additionally, pursuant to the ADI Agreement, the Company acquired an option to purchase one additional diagnostic imaging center located in the Northeast owned by an affiliate of a former stockholder of ADI Seller.

           On March 14, 1997, the Company, through its indirect wholly-owned subsidiary, Rancho Cucamonga Resources, Inc. ("Rancho Cucamonga Sub"), consummated the acquisition (the "Rancho Cucamonga Acquisition") of the business assets of Grove Diagnostic Imaging Center, Inc. ("Rancho Cucamonga Seller") consisting primarily of one diagnostic imaging center located in Rancho Cucamonga, California. The Rancho Cucamonga Acquisition was consummated pursuant to an Asset Purchase Agreement (the "Rancho Cucamonga Agreement") dated as of March 14, 1997, by and among the Company, Rancho Cucamonga Sub, Rancho Cucamonga Seller, J. Kenneth Luke and J.M. Benesky. Pursuant to the Rancho Cucamonga Agreement, Rancho Cucamonga Sub acquired substantially all of the business assets of Rancho Cucamonga Seller for $2,500,000 in cash and 44,016 shares of Common Stock.

           On March 7, 1997, the Company, through its indirect wholly-owned subsidiary, ATI Resources, Inc. ("ATI Sub"), entered into a purchase agreement with respect to the acquisition (the "ATI Acquisition") of the business assets of ATI Centers, Inc. ("ATI Seller"), consisting primarily of eleven diagnostic imaging centers located in New Jersey and Pennsylvania. The ATI Acquisition, if consummated, will be consummated pursuant to an Asset Purchase Agreement (the "ATI Agreement") dated as of March 7, 1997, by and among the Company, ATI Sub, ATI Seller, Americare Health Services, Inc., John A. Bennett, M.D. and Nancy DiRocco. Pursuant to the ATI Agreement, ATI Sub would acquire substantially all of the business assets of ATI Seller for $12,900,000 in cash.

           On February 20, 1997, the Company completed a $52,000,000 private placement of Senior Notes (the "Notes") to a group of insurance companies. The Notes bear interest at an annual rate of 7.77%, are subject to equal annual sinking fund payments commencing in February 2001 and have a final maturity in February 2005. The terms of the agreement pursuant to which the Notes were issued contain, among other provisions, certain financial covenants, including net worth and debt covenants, and certain dividend limitations. In addition, the Notes are collateralized by the guaranty of certain of the Company's subsidiaries and the pledge of certain partnership interests.

USE OF PROCEEDS

           The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

SELLING STOCKHOLDERS

           The Shares offered hereby consist of (i) 1,088,833 shares of Common Stock which may be issued upon conversion of certain convertible debentures in an aggregate principal amount of $6,533,000 (the "10.5% Convertible Debentures") sold by the Company in a February 1996 private placement (the "1996 Private Placement") and (ii) 1,087,500 shares of Common Stock which may be issued upon conversion of certain convertible debentures in an aggregate principal amount of $4,350,000 (the "11% Convertible Debentures") sold by the Company in a June 1995 private placement (the "1995 Private Placement"), (iii) 18,868 shares of Common Stock issued in connection with the acquisition of the business assets of NMR Associates 1983-I, Ltd., consisting primarily of one diagnostic imaging center located in Newark, New Jersey, (iv) 56,670 shares of Common Stock issued in connection with the West Palm Beach Acquisition, (v) 44,016 shares of Common Stock issued in connection with the Rancho Cucamonga Acquisition, (vi) 228,571 shares of
Common Stock issued in connection with the Company's acquisition of three imaging centers located in Tampa, Florida and Tarpon Springs, Florida in May 1996 from Americare Imaging Centers, Inc. and Tarpon Springs, Inc. and (vii) 1,004,092 outstanding shares of Common
Stock which were not issued in connection with the 1995 or 1996 Private Placements.

           The following table sets forth as of March 31, 1996, information regarding the beneficial ownership of the Company's Common Stock held by each Selling Stockholder who may sell the Shares pursuant to this Prospectus as of such date, the number of Shares offered hereunder by each such Selling Stockholder and the net ownership of shares of Common Stock, if all such Shares so offered are sold by each Selling Stockholder.

Name of                               Shares Owned
Selling                               Prior to this
Stockholders                          Offering (1)
-------------------------------------------------------------
Arnhold and S. Bleichroeder
  Profit Sharing Plan                       62,500
Arnhold and S. Bleichroeder, Inc. (3)       266,666
Amadeus Offshore Fund, Ltd.                 151,750
Amadeus Fund L.P.                           27,416
Equipont Partners, L.P.                     50,000
Clarisse Arnhold                            25,000
Arthur M. Spiro(4)                          87,500
Firebird Overseas, Ltd.                     25,000
Cantrade Banque Privee
Lausanne S.A.                               62,500
First Marathon Securities Limited           175,000
Bova Trading Pension Trust                  12,500
Infico Ltd.                                 12,500
Irwin Schubert                              33,333
Siegler, Collery & Co.
  Profit Sharing Plan                       12,500
Clarex Limited                              208,333
Arnhold Foundation #1                       12,500
Robert M. Pergament                         87,500
Robert Ingram                               12,500
Michael Kubin                               12,500
Jay and Beth Thalheim                       37,500
David Thalheim                              37,500
Patricia Capone                             12,500
Nathan and David Mandelbaum                 51,311
Emil Solimine                               51,311
Arena Investors, L.P. (5)                   901,470
Pitt & Co.                                   50,000
CBG Compaginie
Bancaire Geneve                             83,333
Ernest K. Schneider                         16,666
Banque Privee Edmond
de Rothschild S.A.                          8,333
Dorchester Partners, L.P.                   83,333
Diversified Strategies                      16,666
JAP Partners                                33,333
Edward Y. Albert, Jr.                       40,000
Nancy Bazemore                              16,666
Laterman Strategies 90s L.P.                35,000
Offshore Strategies Ltd.                    58,333
Laterman & Company                          23,333
Alpha Atlas Holdings LDC                    16,666
MH Capital Partners L.P.                     8,333
The SC Fundamental
  Value Fund, L.P.                          401,690

SC Fundamental Value
 BVI, Ltd.                                  195,710
The Gifford Fund Ltd.                       50,000
David Basner                                4,166
Leonard Klehr                               3,000
Marilyn Diamond                             8,333
Thomas Scharbaugh,
  Trustee, U/A dated 12/14/92
  F/B/O John Justin Churchill               16,666
SNR Group N.V.                              16,666
Michael Schnabel-Kuehn                      8,333
Gary L. Fuhrman(6)                          147,591(7)
Peter M. Collery(8)                         3,233,493(9)(10)
Gary N. Siegler(11)                         4,461,608(9)(12)
NMR Associates 1983-I, Ltd.                 18,868
The Magnet of Palm Beach, Ltd.              56,670
Grove Diagnostic Imaging Center, Inc.       44,016
Americare Imaging Centers, Inc.             228,571



Total Number of Shares                Total Shares to be
to be Offered for Selling             Owned Upon Completion
Stockholder's Account (2)             of this Offering(2)

                                      Number     Percent
--------------------------------------------------------------
      62,500                          0          0%
      266,666                         0          0%
      151,750                         0          0%
      27,416                          0          0%
      50,000                          0          0%
      25,000                          0          0%
      87,500                          0          0%
      25,000                          0          0%
      62,500                          0          0%
      175,000                         0          0%
      12,500                          0          0%
      12,500                          0          0%
      33,333                          0          0%
      12,500                          0          0%
      208,333                         0          0%
      12,500                          0          0%
      87,500                          0          0%
      12,500                          0          0%
      12,500                          0          0%
      37,500                          0          0%
      37,500                          0          0%

      12,500                          0          0%
      51,311                          0          0%
      51,311                          0          0%
      901,470                         0          0%
      50,000                          0          0%
      83,333                          0          0%
      16,666                          0          0%
      8,333                           0          0%
      83,333                          0          0%
      16,666                          0          0%
      33,333                          0          0%
      40,000                          0          0%
      16,666                          0          0%
      35,000                          0          0%
      58,333                          0          0%
      23,333                          0          0%
      16,666                          0          0%
       8,333                          0          0%
      65,000                     336,690         1.7%
      35,000                     160,710         X
      50,000                          0          0%
      4,166                           0          0%
      3,000                           0          0%
      8,333                           0          0%
      16,666                          0          0%
      16,666                          0          0%
      8,333                           0          0%
      41,666                     105,925(7)      X
  6,250                      3,227,243(9)(10)    16.7%
       6,250                 4,455,358(9)(12)    21.7%
      18,868                          0          9%
      56,670                          0          0%
      44,016                          0          0%
      228,571                         0          0%

----------------------------
 X    Less than 1 percent.

(1) Except as otherwise noted, all shares or rights to these shares are beneficially owned and sole voting and investment power is held by the party named.

(2) Assumes the conversion of all the 11% Convertible Debentures and the 10.5% Convertible Debentures into shares of Common Stock and the sale of all shares listed in the "Total Number of Shares to be Offered for the Selling Stockholder's Account" column. Also assumes that none of the Selling Stockholders sells shares of Common Stock not being offered hereunder or purchases additional shares of Common Stock.

(3) Arnhold & S. Bleichroeder, Inc. ("A&SB"), acted as placement agent for the 1995 and 1996 Private Placements.

(4) Mr. Spiro shares voting and investment power with respect to 45,000 shares with his wife, Joan Spiro.

(5) Includes shares of Common Stock which may have been distributed to limited partners of such partnership. The general partner of Arena Investors, L.P., Arena Capital Corp., is a corporation of which Messrs. Gary N. Siegler and Peter M. Collery, the Chairman and a former Director of the Company, respectively, are the sole stockholders, directors and officers.

(6) Mr. Fuhrman is a Director of the Company and is a Director and Senior Vice President of A&SB.

(7) Includes 71,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

(8)   Mr. Collery is a former Director of the Company.

(9) Messrs. Siegler and Collery, due to their joint control of Siegler Collery and other affiliates, including the Siegler, Collery & Co. Profit Sharing Plan, which control certain entities which beneficially own an aggregate of 3,074,037 shares of Common Stock, are each deemed to beneficially own all of the shares of Common Stock owned of record by all such entities.

(10) Includes 51,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

(11)  Mr. Siegler is a Director of the Company.

(12) Includes 608,666 shares underlying outstanding options which are exercisable immediately or within 60 days and 569,000 shares underlying outstanding warrants which Mr. Siegler is deemed to beneficially own.


PLAN OF DISTRIBUTION

           The Selling Stockholders may sell some or all of the Shares in transactions involving broker/dealers, who may act as agent or acquire the Shares as principal. Any broker/dealer participating in such transactions as agent may receive a commission from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker/dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker/dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold
Shares at the price required to fulfill the respective broker/dealer's commitment to the Selling Stockholders.
Broker/dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker/dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection which such resales may pay to or receive commissions from the purchasers of such Shares.

           The Selling Stockholders also may sell some or all of the Shares directly to purchasers without the assistance of any broker/dealer or if applicable, have distributed or may distribute such Shares to one or more of their limited partners which are unaffiliated with the Company; such limited partners may, in turn, distribute such shares as described above.

           The Company is bearing all costs relating to the registration of the Shares, provided that, any commissions or other fees payable to broker/dealers in connection with any sale of the Shares will be borne by the Selling Stockholders or other party selling such Shares.

           The Selling Stockholders must comply with the requirements of the Act and the Exchange Act and the rules and regulations thereunder in the offer and sale of the Shares. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the Common Stock, and therefore be deemed to be an underwriter under the Act, it must comply with Rules 10b-6 and 10b-7 under the Exchange Act, as amended, and will, among other things:

      (a) not engage in any stabilization activities in connection with the Company's securities;

      (b) furnish each broker/dealer through which Shares may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker/dealer; and

      (c) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company other than as permitted under the Exchange Act.

LEGAL MATTERS

           The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Werbel &
Carnelutti, A Professional Corporation, New York, New York.

EXPERTS


           The consolidated balance sheet of the Company as of December 31, 1996 and the consolidated statement of operations, stockholders' equity, and cash flows and the financial statement schedule listed in the index at Item 14(a) for the year ended December 31, 1996, and incorporated by reference in the Prospectus and Registration Statement, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., given on the authority of said firm as experts in accounting and auditing.

           The consolidated balance sheet of the Company at December 31, 1995 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the years ended December 31, 1995 and 1994 and the financial statement schedule listed in the index at Item 14(a), incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent certified public accountants as set forth in their report thereon and incorporated by reference herein which, as to the year ended December 31, 1994, is based in part on the reports of Dixon, Odom & Co., L.L.P., independent auditors, and Kempisty & Company, Certified Public Accountants, P.C., independent auditors. The consolidated financial statements referred to above are incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution X

Securities and Exchange Commission registration fee              $ 6,404
  Accounting fees and expenses                                    10,000
Legal fees and expenses                                           12,000
Blue Sky fees and expenses                                         2,000
Miscellaneous                                                      2,000


                 Total                                           $32,404

      X    All amounts are estimates other than the Commission's
registration fee. No portion of these expenses will be borne by the Selling Stockholders.


Item 15.  Indemnification of Directors and Officers

           Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers the Company to, and the Certificate of Incorporation of the Company provides that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by any reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      The Company's Certificate of Incorporation provides, pursuant to Section 145 of the DGCL, for indemnification of officers, directors, employees and agents of the Company and persons serving at the request of the Company in such capacities within other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their position with the Company or such other business organizations.

           Article Ninth of the Company's Certificate of Incorporation limits a director's liability in accordance with
Section 102(b) of the DGCL. Specifically, Article Ninth provides that no director of the Company shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth also provides that if the DGCL is further amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL.

Item 16.  Exhibits.

Exhibit
Number                   Description

5.1   Opinion of Werbel & Carnelutti, a Professional Corporation.

23.1  Consent of Werbel & Carnelutti (included in Exhibit 5.1).

23.2  Consent of Ernst & Young LLP.

23.3  Consent of Dixon, Odom & Co., LLP.

23.4  Consent of Kempisty & Company, Certified Public Accountants,
      P.C.

23.5  Consent of Coopers & Lybrand L.L.P.

24.1 Power of Attorney (Reference is made to the signature page of the Registration Statement).

99.1  Important Factors Regarding Forward-Looking Statements.

Item 17.  Undertaking.

           The undersigned registrant hereby undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

           2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

           4. That, for the purpose of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Hackensack, State of New Jersey on April 9, 1997.


                                 MEDICAL RESOURCES, INC.


                                 By: /s/ William D. Farrell
                                    --------------------------

                                    William D. Farrell, President
                                    and Chief Operating Officer

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William D. Farrell and Stephen M. Davis, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statements and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting along, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on April 9, 1997.

Signature                  Capacity in Which Signed


/s/ Gary N. Siegler              Chairman of the
----------------------           Board of Directors
Gary N. Siegler


/s/ Neil H. Koffler                   Director
----------------------
Neil H. Koffler

/s/ Stephen M. Davis             Director
-----------------------
Stephen M. Davis


/s/ Gary Fuhrman                 Director
-----------------------
Gary Fuhrman


/s/ John Josephson               Director
-----------------------
John Josephson


/s/ William D. Farrell           President (Principal Executive
-----------------------          Officer), Chief Operating
William D. Farrell               Officer and Director


/s/ John P. O'Malley III         Senior Vice President- Finance
-------------------------        and Chief Financial Officer
John P. O'Malley III             (Principal Financial/Accounting
                                 Officer)





93483

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Hackensack, State of New Jersey on April 9, 1997.


                                      MEDICAL RESOURCES, INC.

                                      By:
                                            --------------------------
                                            William D. Farrell,
                                            President and
                                            Chief Operating Officer


           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William D. Farrell and Stephen M. Davis, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statements and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting along, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 9, 1997.

Signature                  Capacity in Which Signed


----------------------           Chairman of the
Gary N. Siegler                  Board of Directors



-----------------------
Neil H. Koffler                  Director

------------------------
Stephen M. Davis                 Director



-------------------------
Gary Fuhrman                     Director



-------------------------
John Josephson                   Director


                                 President (Principal Executive
-------------------------        Officer), Chief Operating
William D. Farrell               Officer and Director


                                 Senior Vice President- Finance
---------------------------      and Chief Financial Officer
John P. O'Malley III             (Principal Financial/Accounting
                                 Officer)


93483

<Ex.5.1>




                                      April 9, 1997


Medical Resources, Inc.
155 State Street
Hackensack, New Jersey 07601

Gentlemen:

           You have requested our opinion as counsel for Medical Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the public offering by a certain selling stockholders (the "Selling Stockholders") of 3,528,550 shares of the Company's common stock (the "Shares").

           We have examined the Company's Registration Statement on Form S-3 in the form to be filed with the Securities and Exchange Commission on or about April 9, 1997 (the "Registration Statement"). We further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the By-laws, the minute books and other agreements of the Company as a basis for the opinion hereafter expressed.

           Based on the foregoing examination, we are of the opinion that the when the Shares have been issued, delivered and paid for as contemplated in the Prospectus forming a part of the Registration Statement and upon issuance by the Company and sale by the Selling Stockholders in the manner described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

           We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 WERBEL & CARNELUTTI


                                 /s/ Werbel & Carnelutti
                                 ------------------------
                                 A Member of the Firm

93483

<Ex.23.2>


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Medical Resources, Inc. for the registration of 3,528,550 shares of common stock and to the incorporation by reference therein of our report dated February 29, 1996, with respect to the consolidated financial statements and schedule of Medical Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP
                                            ------------------------
                                            Tampa, Florida
                                            April 8, 1997


93483

<Ex.23.3>



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the references to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Medical Resources, Inc. for the registration of 3,528,550 shares of its common stock and to the incorporation by reference therein of our reports dated February 21, 1995 with respect to the financial statements of Kik Kin, L.P. for the years ended December 31, 1994 and January 1, 1994.


                                      ----------------------------
                                      /s/ DIXON, ODOM & CO., L.L.P.
                                      April 7, 1997



93483

<Ex.23.4>



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 9, 1996, which appears in the annual report on Form 10-K of Medical
Resources, Inc. for the year ended December 31, 1995, and to the reference to our Firm under the caption "Experts" in the Prospectus.



                                 /s/ KEMPISTY & COMPANY
                                 --------------------------------
                                 Certified Public Accountants, PC.

New York, New York
April 8, 1997


93483

<Ex.23.5>



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Medical Resources, Inc. on Form S-3 of our report dated March 28, 1997, on our audit of the consolidated financial statements and financial statement schedule of Medical Resources, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and for the year ended December 31, 1996, which report is included in the Company's Annual Report on Form 10-K/A. We also consent to the reference to our firm under the caption "Experts".



/s/ COOPERS & LYBRAND L.L.P.
-----------------------------

Parsippany, New Jersey
April 9, 1997

<EX. 99.1>

       IMPORTANT FACTORS REGARDING FORWARD - LOOKING STATEMENTS

           The Company may occasionally make forward-looking statements and estimates, such as forecasts and projections of the Company's future performance or statements of management's plans and objectives. These forward-looking statements may be contained in SEC filings, Annual Reports to Stockholders, press releases and oral statements, among others, made by the Company. Actual results could differ materially from those in such forward-looking statements. Therefore, no assurances can be given that the results in such forward-looking statements will be achieved. Important factors that could cause the Company's actual results to differ from those contained in such forward-looking statements include, among other matters, the factors mentioned below.

Acquisition Strategy; Management of Growth

           One of the Company's key objectives is to continue to acquire diagnostic imaging centers and temporary healthcare staffing businesses and integrate them into the Company's operations. Successfully accomplishing this goal depends upon a number of factors, including the Company's ability to find suitable acquisition candidates, negotiate acquisitions on acceptable terms, obtain necessary financing on acceptable terms, retain key personnel of the acquired entities, hire and train other competent managers, and effectively and profitably integrate the operations of the acquired businesses into the Company's existing operations. The process of integrating acquired businesses may require a significant amount of resources and management attention which will temporarily detract from attention to the day-to-day business of the Company and may be prolonged due to unforeseen circumstances.The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and controls, and to attract, retain, motivate and manage employees effectively. The failure of the Company to manage growth in its business effectively would have a material adverse effect on its results of operations. Future acquisitions may be financed through the incurrence of additional indebtedness or the issuance of equity securities. The issuance by the Company of additional Common Stock in connection with acquisitions could be dilutive to Company stockholders. Competition for suitable acquisition candidates is expected to be intense and, in addition to local hospital and physician groups, to include regional and national diagnostic imaging service companies, regional and national staffing companies and other medical services companies, many of which have greater financial resources than the Company.
The Company may also pursue the development of new centers. New centers may incur significant operating losses during their development stages, and could materially adversely affect the Company's operating results and financial condition.

           Limitations and Delays in Reimbursement

           Third-party payors, including Medicare, Medicaid, managed care/HMO providers and certain commercial payors have taken extensive steps to contain or reduce the costs of healthcare. In certain areas, the payors are subject to regulations which limit the amount of payments. Discussions within the Federal government regarding national healthcare reform are emphasizing containment of healthcare costs. In addition, certain managed care organizations have negotiated capitated payment arrangements for imaging services. Under capitation, diagnostic imaging service providers are compensated using a fixed rate per member of the managed care organization regardless of the total cost of rendering diagnostic services to the members. Services provided under these contracts are expected to become an increasingly significant part of the Company's business. The inability of the Company to properly manage the administration of capitated contracts could materially adversely effect the Company. Although patients are ultimately responsible for payment for services rendered, substantially all of the Company's imaging centers' revenues are derived from third-party payors. Successful reduction of reimbursement amounts and rates, changes in services covered, delays or denials of reimbursement claims, negotiated or discounted pricing and other similar measures could materially adversely affect the Company's respective imaging centers' revenues, profitability and cash flow.

           The Company's management believes that reimbursement rates will continue to decline due to factors such as the expansion of managed care providers and continued national healthcare reform efforts. The Company enters into contractual arrangements with managed care organizations which, due to the size of their membership, are able to command reduced rates for services. These agreements are expected to increase the number of procedures performed due to the additional referrals from these managed care arrangements. However, there can be no assurance that the increased volume of procedures associated with these contractual arrangements will offset the reduction in reimbursement rate per procedure.

           In addition, a significant percentage of the Company's net service revenues from imaging centers are derived through physicians providing imaging services to patients involved in personal injury claims. Receivables relating to personal injury claims require more extensive documentation than other procedures. In addition, those individuals with obligations to the Company in excess of insurance coverage or those who do not have insurance coverage tend to delay payment until legal claims are resolved, which may result in significant collection delays. Due to the greater complexity in processing receivables relating to personal injury claims, as well as increased information requirements from third-party payors, such receivables typically require a longer period of time to collect compared to other receivables and, in the experience of the Company, incur a higher bad debt expense. The Company believes that providing imaging services to patients involved in personal injury claims is an attractive revenue source because of the higher reimbursement rates typically realized in such cases as compared to payors such as Medicare, Medicaid and managed care providers. Therefore, the Company expects new centers which it has recently acquired and centers which it may acquire in the future to target actively such personal injury cases, which may increase such centers' bad debt expense levels. Significant delays in the collection or the inability to collect receivables relating to personal injury claims could have an adverse effect on the Company's diagnostic imaging operations.

Restrictions Imposed by Government Regulation

           The healthcare industry is highly regulated. The ownership, construction, operation, expansion and acquisition of outpatient diagnostic imaging centers are subject to various federal and state laws, regulations and approvals concerning such matters as physician referrals, licensing of facilities and personnel, and Certificates of Need and other required certificates for certain types of healthcare facilities and major medical equipment. Among other penalties, violations of these laws can result in the shutdown of a company's facilities and loss of Medicare and Medicaid reimbursement. The Federal Anti-Kickback Act of 1977, as amended (the "Anti-Kickback Act") prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring Medicare or Medicaid patients or purchasing, leasing, ordering or arranging for any item or service that is covered by Medicare or Medicaid. The law provides several penalties for engaging in prohibited acts, including criminal sanctions and exclusion from the Medicare and Medicaid programs. Although the Company does not believe that it is operating in violation of this law, the scope of the law remains somewhat unclear and there is no assurance that the Company would prevail in its position. In addition, in 1991 and subsequently, the Office of the Inspector General of the Department of Health and Human Services promulgated "safe harbor" regulations specifying activities that will be protected from criminal and civil investigation and prosecution under the Anti-Kickback Act. The Office of the Inspector General has stated that failure to satisfy the conditions of an applicable
"safe harbor" does not necessarily indicate that the arrangement in question violates the Anti-Kickback Act, but means that the arrangement is not among those that the "safe harbor" regulations protect from criminal and civil investigation and prosecution under that law. The finding of a violation must still be determined based upon the precise language of the Anti-Kickback
Act.

           The Federal Omnibus Budget Reconciliation Act of 1989, as amended by the Federal Omnibus Budget Reconciliation Act of 1993 contains provisions that, unless an exception applies, restrict physicians from making referrals to, among others, providers of MR and other radiological services for services to be rendered to Medicare or Medicaid patients in which the physicians have a "financial relationship" or an ownership interest or with which they have a compensation arrangement (the so-called "Stark Law"). The Stark Law provides exceptions for certain types of employment and contractual relationships. The Company believes that it is in compliance with the Stark Law, but there is no assurance that the Company will prevail in its position if challenged.

           The State of Florida also enacted in 1992 an anti-kickback statute substantially similar in scope to the Anti-Kickback Act. Although the Company does not believe that it is operating in violation of this law, as with its Federal counterpart, the scope of the Florida law remains unclear and there is no assurance that the Company would prevail in its position.

           The States of Florida, Illinois, New Jersey, New York, Maryland and Pennsylvania in which the Company currently operates centers have enacted laws that restrict or prohibit physicians from referring patients to healthcare facilities in which such physicians have a financial interest. Although the Company does not believe that these laws will have a material adverse effect on its operations in these states, there is no assurance that these laws will not be interpreted or applied in such a way as to create such a material adverse effect, or that these states, or other states in which the Company does business, will not adopt similar or more restrictive laws or regulations that could have such a material adverse effect.

           All states where the Company has imaging centers have enacted Certificate of Need laws to facilitate healthcare planning by placing limitations on the purchase of certain major medical equipment and certain other capital expenditures. These statutes, together with their implementing regulations, could limit the Company's ability to acquire new imaging equipment or expand or replace its equipment at existing centers, and no assurances can be given that the required regulatory approvals for any future acquisitions, expansions or replacements will be granted to the Company.

           The Company continues to review all aspects of its operations and believes that it complies in all material respects with applicable provisions of the Anti-Kickback Act, the Stark Law and applicable state laws governing fraud and abuse as well as licensing and certification, although because of the broad and sometimes vague nature of these laws and requirements, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these regulatory provisions. Further, there can be no assurance that new laws or regulations will not be enacted, or existing laws or regulations interpreted or applied in the future in such a way as to have a material adverse impact on the Company, or that Federal or state governments will not impose additional restrictions upon all or a portion of the Company's activities, which might adversely affect the Company's business.

Significant Long-Term Debt, Including Capitalized Lease
Obligations

           The Company has significant outstanding debt, including capitalized lease obligations relating to equipment at its centers. The Company has financed the acquisition of substantially all of the diagnostic imaging equipment used at its centers (typically with terms ranging from five to seven years) from lenders and lessors, with the equipment and other assets serving as collateral for the loans. Substantially all of the Company's assets have been pledged as collateral for its capitalized lease obligations, as well as other indebtedness. In certain cases, the center leasing the equipment and the subsidiary which operates the center are the only obligors under the capitalized leases. A default under an equipment lease or certain other indebtedness of the Company could materially adversely affect the operations of the Company. See "Recent Developments."

Competition; Reliance on Referrals

           The outpatient diagnostic imaging industry is highly competitive. Competition focuses primarily on attracting physician referrals, including referrals through relationships with managed care organizations, at the local market level. The Company believes that principal competitors in each of its markets are hospitals and independent or management company owned imaging centers, some of which are owned with physician investors. Some of these competitors have greater financial and other resources than the Company. Principal competitive factors include facility location, type and quality of equipment, quality and timeliness of test results, ability to develop and maintain relationships with referring physicians, convenience of scheduling and availability of patient appointment times and the pricing of services. Competition for physician referrals can also be affected by the ownership or affiliation of competing centers or hospitals, with certain of the Company's competitors having historically derived a significant portion of their revenues from referrals by physicians who are also investors and have a financial interest in, or are otherwise affiliated with, the competing center or hospital. In addition, managed care has affected the availability of referrals by approving only a certain number of centers in a given geographic region.

           The temporary healthcare staffing business is also very competitive. StarMed competes for clients' business with other providers of travel nurse temporary staffing and with other staffing companies that provide per diem staffing services. StarMed also competes for the limited number of available qualified staff. StarMed competes with several companies which are larger and may possess greater financial and other resources.

Potential Adverse Effect of Restrictions on Unlicensed Practice of Medicine

           Diagnostic imaging centers are subject to laws prohibiting the practice of medicine by non-physicians and the rebate or division of fees between physicians and non-physicians. Professional radiology services are performed at the Company's centers by licensed physicians under contract with a medical professional corporation, while the Company provides the imaging equipment, technical employees and administrative functions. Although the Company believes that it is in compliance with relevant existing laws, there can be no assurance that state authorities or others may not challenge this structure as involving the Company in the unlawful practice of medicine.

Dependence on Qualified Interpreting Physicians

           The Company's strategy of maintaining the high quality of its services is dependent upon its ability to obtain and maintain arrangements with qualified interpreting physicians at each of its centers. No assurance can be given that the Company's contractual arrangements with interpreting physician groups at each of the Company's centers can be maintained on terms advantageous to the Company. No assurance can be given that the interpreting physicians with whom the Company has contracts will perform satisfactorily or continue to practice in the markets served by its imaging centers. In addition, with respect to the development of new centers, there can be no assurance that arrangements can be entered into with interpreting physicians on acceptable terms or that such physicians will be successful in such centers. The Company's success is significantly dependent on the ability of these physicians to attract patient referrals, thereby enabling the Company's centers to operate profitably. The inability of these physicians to attract sufficient referrals could have a material adverse effect on the Company's financial condition and operating results.

Technological Obsolescence

           There have been rapid technological advancements made in the software and, to a lesser extent, hardware in the diagnostic imaging industry. Although the Company believes that its equipment can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make existing equipment technologically or economically obsolete. If such obsolescence were to occur, the Company may be compelled to acquire new equipment, which could have a material adverse effect on its earnings and cash flow. In addition, certain of the Company's centers compete against local centers which contain more advanced imaging equipment or provide additional modalities.

Liability Claims and Insurance

           Although the Company provides administrative and technical services and is not engaged in the practice of medicine, the diagnostic imaging and temporary staffing businesses entail the risk of professional liability claims. The Company's exposure to such liability is reduced for its imaging centers because interpreting physicians are required to carry their own medical malpractice insurance. Similarly, the Company's nursing personnel perform services in accordance with treatments prescribed by third-party physicians or under hospital supervision. Nevertheless, the Company maintains general liability insurance and professional liability insurance for both its diagnostic imaging business and its temporary staffing business in amounts deemed adequate by management of the Company. There can be no assurance, however, that potential claims will not exceed the coverage limits or that, in the future, such insurance will be available.

Losses from Certain Centers

           Certain centers of which the Company has acquired since January 1996 have generated losses. With respect to these centers, the Company has advanced, and, in most circumstances, will continue to advance, working capital to fund the operations of such centers. The Company cannot determine if or when such centers will become profitable, or if or when these advances will be repaid. In the event that the Company determines to close any such center, the Company would expect to incur a loss in connection with such closure.

93483